Exhibit 4.82

Trademark License Termination Agreement

This Trademark License Termination Agreement (the “Agreement”) is entered into by and among the following parties on February 1, 2013 in Beijing:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd. (the “Licensor”)
Address:

Party B:	Beijing BaiduPay Science and Technology Co., Ltd. (the “Licensee”)
Address:

WHEREAS

1. Party A and Party B entered into a Trademark License Agreement (the “License Agreement”) as of February 28, 2008 and a supplementary agreement to the License Agreement as of April 22, 2010;

2. The Licensor is a wholly foreign-owned limited liability company registered in Beijing under the laws of the People’s Republic of China (the “PRC”);

3. The Licensee, a limited liability company incorporated in Beijing under the laws of the PRC, is licensed by Beijing Municipal Telecommunication Management Bureau to carry on the business of the Internet Information Service;

4. The Licensor transferred the Trademarks and all rights under the License Agreement to the Licensee on August 21, 2012 and completed the transfer procedures in January 2013.

NOW THEREFORE, the parties agree as follows:

The License Agreement shall be terminated pursuant to PRC Contract Law and Section 11 of the License Agreement.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed by a duly authorized representative on their behalf as of the date first set forth above. This Agreement shall be effective as of the date first set forth above.

[Signature Page Follows]

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Legal representative:

Seal: /s/ Baidu Online Network Technology (Beijing) Co., Ltd.

Party B: Beijing BaiduPay Science and Technology Co., Ltd.

Legal representative:

Seal: /s/ Beijing BaiduPay Science and Technology Co., Ltd.

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